Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-177489

FINAL TERM SHEET

Dated: November 30, 2011

Issuer:	Safeway Inc.

Offering Format:	SEC registered

Trade Date:	November 30, 2011

Settlement Date (T+3):	December 5, 2011

3.400% Notes Due 2016

Principal Amount:	$400,000,000

Maturity:	December 1, 2016

Coupon (Interest Rate):	3.400%

Underwriting Discount:	0.600%

Yield to Maturity:	3.412%

Spread to Benchmark Treasury:	+245 basis points

Benchmark Treasury:	0.875% due November 30, 2016

Benchmark Treasury Yield:	0.962%

Interest Payment Dates:	June 1 and December 1, commencing June 1, 2012

Price to Public:	99.946%

Redemption Provisions:	In addition to the change of control triggering event as described in the Preliminary Prospectus Supplement dated November 30, 2011, redeemable at any time in whole or from time to time in part at the greater of 100% of the principal amount of the notes being redeemed or discounted present value at Treasury Rate plus 40 basis points

CUSIP:	786514BT5

4.750% Notes Due 2021

Principal Amount:	$400,000,000

Maturity:	December 1, 2021

Coupon (Interest Rate):	4.750%

Underwriting Discount:	0.650%

Yield to Maturity:	4.782%

Spread to Benchmark Treasury:	+270 basis points

Benchmark Treasury:	2.000% due November 15, 2021

Benchmark Treasury Yield:	2.082%

Interest Payment Dates:	June 1 and December 1, commencing June 1, 2012

Price to Public:	99.749%

Redemption Provisions:	In addition to the change of control triggering event as described in the Preliminary Prospectus Supplement dated November 30, 2011, redeemable at any time in whole or from time to time in part at the greater of 100% of the principal amount of the notes being redeemed or discounted present value at Treasury Rate plus 45 basis points

CUSIP:	786514BU2

Anticipated Ratings*:	Baa2 (Review for possible downgrade) by Moody’s Investors Service BBB by Standard & Poor’s Ratings Services BBB- by Fitch Ratings

Joint Book-Running Managers:	Goldman, Sachs & Co. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:	Credit Suisse Securities (USA) LLC RBS Securities Inc. U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

* Note: A securities rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. by telephone toll free at 1-866-471-2526, J.P. Morgan Securities LLC collect at 1-212-834-4533 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or by email to dg.prospectus_requests@baml.com.